Exhibit 99.1

Morlex, Inc. Announces Agreement to Buy Assets of Consumer Loyalty Group and Legacy Media from Commerce Planet, Inc. for $4 Million of Cash and Stock

New York, NY, September 26, 2008—Morlex, Inc. (OTC Pink Sheets: MORX) (“Morlex”), announced today that it has signed a definitive agreement to buy the assets of Commerce Planet’s subsidiaries, Legacy Media LLC (“Legacy”) and Consumer Loyalty Group, LLC (“CLG”). The assets will be acquired by Superfly Advertising, Inc., a wholly-owned subsidiary of Morlex. Morlex is a leading innovator in direct-to-consumer internet marketing.

The purchase price for Legacy and CLG consists of the payment to Commerce Planet of cash in the amount of $1,000,000 and the issuance to Commerce Planet of 4,000,000 shares of Morlex common stock, which are valued at $0.75 per share. Morlex paid $125,000 in cash at the signing of the definitive agreement.

Richard Berman, CEO of Morlex commented, “With the acquisition of the assets of Legacy and CLG we gain valuable assets, including fully integrated end-to-end solutions for operating online campaigns that will help us continue to grow our business. As part of our strategic plan we will acquire key management and a very profitable business with $8 million in revenue. In addition, we also obtain a very valuable data and call center.”

The upcoming launch of several products will position us as an innovative, client focused company that generates significant returns for our clients’ advertising dollars.

About Morlex

Morlex (which will rename itself Superfly Advertising after shareholder approval) is a data business engaged in acquiring customers for our clients across many vertical markets. Morlex’s full solution can be used in any industry and allows Morlex to manage a fully integrated data approach to very targeted customers’ acquisitions programs. For additional information about Morlex, contact Richard Berman at 212-581-5150 or visit our website at http://www.superflyadvertising.com).

About Commerce Planet, Inc.

Commerce Planet, Inc. is an online marketing, telesales, and e-commerce business. For more information about Commerce Planet (OTCBB: CPNE), visit its website at http://www.commerceplanet.com.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements as to management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products and services or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Investor Relations:
ICR
John Mills/Anne Rakunas, 310-954-1100